NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

NorthWestern Reports 2023 Financial Results

Company reports GAAP diluted earnings per share of $3.22 for 2023, affirms its earning guidance and capital plan for 2024, its 4% to 6% long-term growth rate and a 1.6% increase to the quarterly dividend - to $0.65 per share - payable March 29, 2024

BUTTE, MT / SIOUX FALLS, SD - February 14, 2024 - NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the year ended December 31, 2023. Net income for the period was $194.1 million, or $3.22 per diluted share, as compared with net income of $183.0 million, or $3.25 per diluted share, for the same period in 2022. This increase of $11.1 million in net income was primarily due to new base rates resulting from the Montana rate review, lower non-recoverable Montana electric supply costs and lower property and other taxes. These favorable impacts were partly offset by lower electric and natural gas retail volumes, higher depreciation and depletion expense, higher interest expense, higher operating, maintenance, and administrative expenses, and higher income tax expense. The $0.03 decline in per-share earnings in 2023 was primarily due to $0.23 of equity dilution from higher average shares outstanding largely offset by $0.20 higher per share net income.

Non-GAAP Adjusted diluted earnings per share for 2023 was $3.27 ($0.05 higher than GAAP adjusting for unfavorable weather during the year) and above our guidance range of $3.00 - $3.10 primarily due to lower operating costs, lower non-recoverable Montana electric supply costs and lower income tax expense. See “Reconciliation of Non-GAAP Items” and “Non-GAAP Financial Measures” sections below for additional information on these measures, including a reconciliation of GAAP diluted earnings per share to Non-GAAP adjusted diluted earnings per share.

“We are pleased to deliver earnings that exceeded our recently communicated expectations for 2023 during what was otherwise an incredibly productive year," said Brian Bird, President & Chief Executive Officer. "We remain committed to providing our customers with reliable, affordable and sustainable energy while operating a financially sound utility. Doing so requires adjusting customer rates on occasion to reflect the cost of providing that service. During the year, we worked closely with commission staffs and intervening parties to reach constructive resolutions in our Montana and South Dakota rate reviews. Building upon the thousands of pages of pre-filed testimony, hundreds of data responses, public input and two very well-run and robust public hearings, the respective Commissioners unanimously supported the settlements. We view both outcomes as striking a fair balance between mitigating impacts on our customers' rates and ensuring our financial health as a provider of critical energy infrastructure services. The increase in rates resulting from our Montana rate review was a primary driver of our improvement in net income for 2023. The new rates in South Dakota went into effect January 10th, 2024.”
“In 2023 we also made a strategic realignment to effectuate a holding company with the final phase completed on January 1st, 2024. This proactive move is part of our commitment to effectively manage risks, ensure the long-term sustainability of our operations and more closely align our organizational structure with our industry peers. Additionally, in 2023, we marked '100 Powerful Years!' This significant milestone symbolized a century of resilience, innovation, and steadfast commitment to fulfilling the energy needs of our valued customers. As we look forward to 2024 and the next century, we believe we are well-positioned to provide growth to our shareholders and continue our tradition of unwavering dedication to the customers and the communities we proudly serve," said Bird.

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports 2023 Financial Results
February 14, 2024

FOURTH QUARTER FINANCIAL RESULTS

Net income for the three months ending December 31, 2023 was $83.1 million, or $1.37 per diluted share, as compared with net income of $66.7 million, or $1.16 per diluted share, for the same period in 2022. This increase of $16.4 million in net income was primarily due to new base rates resulting from the Montana rate review, lower non-recoverable Montana electric supply costs, lower Montana property tax expense and lower operating and income tax expense. These favorable impacts were partly offset by lower electric and natural gas retail volumes, higher depreciation and depletion expense and higher interest expense. The $0.21 increase in per-share earnings for the quarter was primarily due to $0.26 higher per share net income as discussed above partially offset by $0.05 equity dilution due to higher average shares outstanding.

Non-GAAP Adjusted diluted earnings per share for the quarter was $1.38 (or $0.01 higher than GAAP after adjusting for unfavorable weather mostly offset by removing and income tax benefit realized during the quarter) as compared to $1.13 for the same period last year. See “Reconciliation of Non-GAAP Items” and “Non-GAAP Financial Measures” sections below for additional information on these measures, including a reconciliation of GAAP diluted earnings per share to Non-GAAP adjusted diluted earnings per share.

COMPANY UPDATES

Affirming 2024 Earnings Guidance, Capital Plan and Long-Term EPS Growth
We are affirming 2024 diluted earnings guidance of $3.42 - $3.62 per diluted share and our $500 million capital plan. This guidance is based upon, but not limited to, the following major assumptions:
• Normal weather in our service territories;
• An effective income tax rate of approximately 12%-14%; and
• Diluted average shares outstanding of approximately 61.3 million.
We are also affirming our long-term (5 year) diluted earnings per share growth guidance of 4% to 6% from a 2022 base year of $3.18 diluted earnings per share on a non-GAAP basis. We expect rate base growth of 4% to 6%. Our current capital investment program is sized to provide for no equity issuances. Future generation capacity additions or other strategic opportunities may require equity financing.

South Dakota Electric Rate Review
On June 15, 2023, we filed a South Dakota electric rate review filing (2022 test year) for an annual increase to electric rates totaling approximately $30.9 million. Our request was based on a 7.54% rate of return, a capital structure including 50.5 percent equity, and rate base of $787.3 million. On January 10, 2024, the South Dakota Public Utilities Commission (SDPUC) issued a final order approving the settlement agreement between NorthWestern and SDPUC Staff for an annual increase in base rates of approximately $21.5 million and an authorized rate of return of 6.81%. The approved settlement is based on a capital structure of 50.5 percent equity and a rate base of $791.8 million. Final rates were effective January 10, 2024. In addition, the SDPUC approved a phase in rate plan rider that allows for the recovery of capital investments not yet included in base rates.

Dividend Declared
NorthWestern Energy Group's Board of Directors declared a quarterly common dividend of $0.65 per share (a 1.6% increase over the prior quarter's dividend) payable March 29, 2024 to common shareholders of record as of March 15, 2024. Over the longer-term, we expect to maintain a dividend payout ratio within a targeted 60-70% range.

NorthWestern Reports 2023 Financial Results
February 14, 2024

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
(in millions)	2023	2022
Reconciliation of gross margin to utility margin:
Operating Revenues	$1,422.1	$1,477.8
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	420.2	492.0
Less: Operating and maintenance	220.5	221.4
Less: Property and other taxes	154.6	192.5
Less: Depreciation and depletion	210.5	195.0
Gross Margin	416.3	376.9
Plus: Operating and maintenance	220.5	221.4
Plus: Property and other taxes	154.6	192.5
Plus: Depreciation and depletion	210.5	195.0
Utility Margin(1)	$1,001.9	$985.8

	Year Ended December 31,
(in millions, except per share amounts)	2023	2022
Consolidated Statements of Income
Revenues	$1,422.1	$1,477.8
Fuel, purchased supply and direct transmission expense (2)	420.2	492.0
Utility Margin (1)	1,001.9	985.8

Operating and maintenance	220.5	221.4
Administrative and general	117.3	113.8
Property and other taxes (3)	153.1	192.5
Depreciation and depletion	210.5	195.0
Operating Expenses	701.4	722.7
Operating income	300.5	263.1
Interest expense, net	(114.6)	(100.1)
Other income, net	15.8	19.4
Income before income taxes	201.6	182.4
Income tax (expense) benefit	(7.5)	0.6
Net Income	194.1	183.0
Basic Shares Outstanding	60.3	55.8
Earnings per Share - Basic	$3.22	$3.28
Diluted Shares Outstanding	60.4	56.3
Earnings per Share - Diluted	$3.22	$3.25

Dividends Declared per Common Share	$2.56	$2.52

(1) Utility Margin is a Non-GAAP financial measure. See Reconciliation of Gross Margin to Utility Margin and Non-GAAP Financial Measure sections that follow.
(2) Exclusive of depreciation and depletion.
(3) 2023 Property and other taxes of $153.1 million includes a $1.5million expense benefit in the Other segment that is not included in the Property and other taxes amount of $154.6 million as shown in the Reconciliation table further above.

NorthWestern Reports 2023 Financial Results
February 14, 2024

RECONCILIATION OF PRIMARY CHANGES

	Year Ended December 31, 2023 vs. 2022
	Pre-tax Income	Inc. Tax Benefit (Expense)(3)		Net Income	Diluted Earnings Per Share
	(in millions)
Year ended December 31, 2022	$182.4	$0.6		$183.0	$3.25
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Montana rate review - new base rates	32.6	(8.3)		24.3	0.43
Lower non-recoverable Montana electric supply costs	14.2	(3.6)		10.6	0.19
Montana property tax tracker collections	12.8	(3.2)		9.6	0.17
Higher Montana natural gas transportation	2.2	(0.6)		1.6	0.03
Higher electric transmission revenue	0.6	(0.2)		0.4	0.01
Lower natural gas retail volumes	(7.0)	1.8		(5.2)	(0.10)
Lower electric retail volumes	(1.8)	0.5		(1.3)	(0.02)
Higher revenue from lower production tax credits, offset within income tax benefit (expense)	3.8	(3.8)		—	—
Other	(1.7)	0.4		(1.3)	(0.02)
					—
Variance in expense items(2) impacting net income:					—
Higher depreciation expense	(15.5)	3.9		(11.6)	(0.21)
Higher interest expense	(14.5)	3.7		(10.8)	(0.19)
Higher operating, maintenance, and administrative expenses	(14.4)	3.6		(10.8)	(0.19)
Lower property and other taxes not recoverable within trackers	3.0	(0.8)		2.2	0.04
Other	4.9	(1.5)		3.4	0.06
Dilution from higher share count					$(0.23)
Year ended December 31, 2023	$201.6	$(7.5)	-7500000	$194.1	$3.22
Change in Net Income				$11.1	$(0.03)

(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax (Expense) Benefit calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

SIGNIFICANT TRENDS AND REGULATION

Regulatory Update

Montana Rate Review Filing – On October 27, 2023, the Montana Public Service Commission (MPSC) issued a final order approving the settlement agreement related to the increase in electric and natural gas utility rates. Final rates, adjusting from interim to settled rates, were effective November 1, 2023. The details of our settlement agreement are set forth below:

NorthWestern Reports 2023 Financial Results
February 14, 2024

Returns, Capital Structure & Revenue Increase Resulting From Approved Settlement Agreement ($ in millions)
	Electric	Natural Gas
Return on Equity (ROE)	9.65%	9.55%
Equity Capital Structure	48.02%	48.02%

Base Rates	$67.4	$14.1
PCCAM(1)	$69.7	n/a
Property Tax (tracker base adjustment)(1)	$14.5	$4.2
Total Revenue Increase Through Approved Settlement Agreement	$151.6	$18.3
(1) These items are flow-through costs. Power Costs and Credits Adjustment Mechanism (PCCAM) reflects our fuel and purchased power costs.

The approved settlement includes, among other things, agreement on electric and natural gas base revenue increases, allocated cost of service, rate design, updates to the base amount of revenues associated with property taxes and electric supply costs, and regulatory policy issues related to requested changes in regulatory mechanisms.

The approved settlement agreement provides for an update to the PCCAM by adjusting the base costs from $138.7 million to $208.4 million and providing for more timely quarterly recovery of deferred balances instead of annual recovery. It also provides for the deferral of incremental operating costs related to our Enhanced Wildfire Mitigation Plan.

Holding Company Reorganization – On October 2, 2023, NorthWestern Corporation (NW Corp) and NorthWestern Energy Group completed a merger transaction pursuant to which NorthWestern Energy Group became the holding company parent of NW Corp. In this reorganization, shareholders of NW Corp (the predecessor publicly held parent company) became shareholders of NorthWestern Energy Group, maintaining the same number of shares and ownership percentage as held in NW Corp immediately prior to the reorganization. NW Corp became a wholly-owned subsidiary of NorthWestern Energy Group. On January 1, 2024, we completed the second and final phase of the holding company reorganization. NW Corp contributed the assets and liabilities of its South Dakota and Nebraska regulated utilities to NorthWestern Energy Public Service Corporation (NWE Public Service), and then distributed its equity interest in NWE Public Service and certain other subsidiaries to NorthWestern Energy Group, resulting in NW Corp owning and operating the Montana regulated utility and NWE Public Service owning and operating the Nebraska and South Dakota utilities, each as a direct subsidiary of NorthWestern Energy Group.

Electric Resource Planning - Montana

Yellowstone County Generating Station (YCGS) 175 MW plant - Construction of the new generation facility continues to progress and we expect the plant to be operational no later than the end of the third quarter 2024. The lawsuit challenging the YCGS air quality permit, which required us to suspend construction activities for a period of time, as well as additional related legal and construction challenges, delayed the project timing and have increased costs. As of December 31, 2023, total costs of approximately $240.0 million have been incurred, with expected total costs of approximately $310.0 million to $320.0 million.

EARNINGS DRIVERS

Gross Margin

Consolidated gross margin in 2023 was $416.3 million as compared with $376.9 million in 2022, an increase of $39.4 million or 10.5 percent. This increase was primarily due to new base rates resulting from the Montana rate review, lower non-recoverable Montana electric supply costs, higher Montana property tax tracker collections, and lower property and other taxes not recoverable within trackers, partly offset by lower electric and natural gas retail volumes, higher depreciation and depletion expense, and higher operating and maintenance expense.

NorthWestern Reports 2023 Financial Results
February 14, 2024

	Year Ended December 31,
(in millions)	2023	2022
Reconciliation of gross margin to utility margin:
Operating Revenues	$1,422.1	$1,477.8
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	420.2	492.0
Less: Operating and maintenance	220.5	221.4
Less: Property and other taxes	154.6	192.5
Less: Depreciation and depletion	210.5	195.0
Gross Margin	416.3	376.9
Operating and maintenance	220.5	221.4
Property and other taxes	154.6	192.5
Depreciation and depletion	210.5	195.0
Utility Margin(1)	$1,001.9	$985.8
(1) Utility Margin is a Non-GAAP financial measure.

Utility Margin(1)

	Year Ended December 31,
	2023	2022	Change	% Change
	(in millions)
Utility Margin
Electric	$806.1	$782.1	$24.0	3.1%
Natural Gas	195.8	203.7	(7.9)	(3.9)
Total Utility Margin	$1,001.9	$985.8	$16.1	1.6%

Consolidated utility margin in 2023 was $1,001.9 million as compared with $985.8 million in 2022, an increase of $16.1 million, or 1.6 percent.

NorthWestern Reports 2023 Financial Results
February 14, 2024

Primary components of the change in utility margin include the following:

(in millions)	Utility Margin 2023 vs. 2022
Utility Margin Items Impacting Net Income
Montana rate review - new base rates	$32.6
Lower non-recoverable Montana electric supply costs	14.2
Montana property tax tracker collections	12.8
Higher Montana natural gas transportation	2.2
Higher electric transmission revenue due to market conditions	0.6
Lower natural gas retail volumes	(7.0)
Lower electric retail volumes	(1.8)
Other	(1.7)
Change in Utility Margin Impacting Net Income	51.9

Utility Margin Items Offset Within Net Income
Lower property taxes recovered in revenue, offset in property tax expense	(35.8)
Lower operating expenses recovered in revenue, offset in operating and maintenance expense	(3.1)
Lower gas production taxes recovered in revenue, offset in property and other taxes	(0.7)
Higher revenue from lower production tax credits, offset in income tax expense	3.8
Change in Items Offset Within Net Income	(35.8)
Increase in Consolidated Utility Margin(1)	$16.1
(1) Utility Margin is a Non-GAAP financial measure.

Lower non-recoverable Montana electric supply costs were driven by higher electric supply revenues, lower electric supply costs, and a $3.2 million deferral for the retroactive application of higher PCCAM base rates approved in the Montana rate review.

Lower electric retail volumes were driven by unfavorable weather in Montana impacting residential demand and lower commercial demand as compared to the prior year, partly offset by customer growth. Lower natural gas retail volumes were driven by unfavorable weather in Montana, partly offset by favorable weather in Nebraska and customer growth.

Total Operating Expenses

(in millions)	Year Ended December 31,
	2023	2022	Change	% Change

Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$220.5	$221.4	$(0.9)	(0.4)%
Administrative and general	117.3	113.8	3.5	3.1
Property and other taxes	153.1	192.5	(39.4)	(20.5)
Depreciation and depletion	210.5	195.0	15.5	7.9
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$701.4	$722.7	$(21.3)	(2.9)%

NorthWestern Reports 2023 Financial Results
February 14, 2024

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $701.4 million in 2023, as compared with $722.7 million in 2022. Primary components of the change include the following:

(in millions)	Operating Expenses
2023 vs. 2022
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Higher depreciation expense due to plant additions	$15.5
Higher labor and benefits expense, partly offset by higher capitalization of labor and benefits costs(1)	6.1
Higher insurance expense	2.1
Increase in uncollectible accounts	1.1
Higher expenses at our electric generation facilities	1.0
Higher cost of materials	0.8
Lower property and other taxes not recoverable within trackers	(3.0)
Other	3.3
Change in Items Impacting Net Income	26.9

Operating Expenses Offset Within Net Income
Lower property and other taxes recovered in trackers, offset in revenue	(35.8)
Lower pension and other postretirement benefits, offset in other income(1)	(8.7)
Lower operating expenses recovered in trackers, offset in revenue	(3.1)
Lower natural gas production taxes recovered in trackers, offset in revenue	(0.7)
Higher deferred compensation, offset in other income	0.1
Change in Items Offset Within Net Income	(48.2)
Decrease in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$(21.3)
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

Operating Income
Consolidated operating income in 2023 was $300.5 million as compared with $263.1 million in 2022. This increase was primarily due to new base rates resulting from the Montana rate review, lower non-recoverable Montana electric supply costs, higher Montana property tax tracker collections, and lower property and other taxes not recoverable within trackers, partly offset by lower electric and natural gas retail volumes, higher depreciation and depletion expense, and higher operating, maintenance, and administrative expense.

Interest Expense
Consolidated interest expense in 2023 was $114.6 million, as compared with $100.1 million in 2022. This increase was due to higher borrowings and interest rates, partly offset by higher capitalization of Allowance for Funds Used During Construction (AFUDC).

Other Income
Consolidated other income in 2023 was $15.8 million, as compared with $19.4 million in 2022. This decrease was primarily due to an increase in the non-service cost component of pension expense, partly offset by the prior year Community Renewable Energy Project (CREP) penalty and higher capitalization of AFUDC.

NorthWestern Reports 2023 Financial Results
February 14, 2024

Income Tax
Consolidated income tax expense in 2023 was $7.5 million, as compared to an income tax benefit of $0.6 million in 2022. Our effective tax rate for the twelve months ended December 31, 2023 was 3.7 percent as compared with (0.3) percent for the same period of 2022. Income tax expense for the twelve months ended December 31, 2023, includes a one-time $3.2 million expense for the reduction of previously claimed alternative minimum tax credits as well as a $3.2 million benefit related to a reduction in our unrecognized tax benefits. We currently estimate our effective tax rate will range between 12.0 percent to 14.0 percent in 2024. Based on the significant NOL we generated during the year ended December 31, 2023, we anticipate paying minimal cash for income taxes into 2028.

The following table summarizes the differences between our effective tax rate and the federal statutory rate:

(in millions)	Year Ended December 31,
	2023		2022
Income Before Income Taxes	$201.6		$182.4

Income tax calculated at federal statutory rate	42.4	21.0%	38.3	21.0%

Permanent or flow through adjustments:
State income taxes, net of federal provisions	0.6	0.3	0.6	0.3
Flow-through repairs deductions	(25.9)	(12.9)	(22.7)	(12.4)
Production tax credits	(10.3)	(5.1)	(13.2)	(7.2)
Unregulated Tax Cuts and Jobs Act excess deferred income taxes	(3.4)	(1.7)	—	—
Release of unrecognized tax benefits	(3.2)	(1.6)	—	—
Amortization of excess deferred income taxes	(2.2)	(1.1)	(1.7)	(0.9)
Plant and depreciation of flow through items	6.6	3.3	(0.2)	(0.1)
Reduction to previously claimed alternative minimum tax credit	3.2	1.6	—	—
Prior year permanent return to accrual adjustments	0.0	0.0	(1.4)	(0.8)
Other, net	(0.3)	(0.1)	(0.3)	(0.2)
	(34.9)	(17.3)	(38.9)	(21.3)

Income Tax Expense (Benefit)	$7.5	3.7%	$(0.6)	(0.3)%

Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income in 2023 was $194.1 million as compared with $183.0 million in 2022, an increase of $11.1 million. This increase was primarily due to new base rates resulting from the Montana rate review, lower non-recoverable Montana electric supply costs, and lower property and other taxes, partly offset by lower electric and natural gas retail volumes, higher depreciation and depletion expense, and higher operating, interest and income tax expense.

Liquidity and Capital Resources
As of December 31, 2023, our total consolidated net liquidity was approximately $241.2 million, including $9.2 million of cash and $232.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at December 31, 2022 of $108.5 million.

Reconciliation of Non-GAAP Items

NorthWestern Reports 2023 Financial Results
February 14, 2024

We reported GAAP earnings of $3.22 per diluted share for the year-ended December 31, 2023 and $3.25 per diluted share for the same period in 2022. Non-GAAP earnings per diluted share for the same periods are $3.27 and $3.18, respectively. A reconciliation of items factored into our non-GAAP diluted earnings per share are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. See the "Non-GAAP Financial Measures" section below.

(in millions, except per share amounts)
Actual

Nine Months Ended September 30, 2023				Q4 2023			Full Year 2023
	Pre-tax Income	Net(1) Income	Diluted EPS(2)	Pre-tax Income	Net(1) Income	Diluted EPS(2)	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2023 Reported GAAP	$125.1	$111.0	$1.85	$76.6	$83.1	$1.37	$201.6	$194.1	$3.22

Non-GAAP Adjustments:
(Remove) / add impact of (favorable) / unfavorable weather	(0.9)	(0.7)	(0.01)	5.2	3.9	0.06	4.3	3.2	0.05
Add back reduction related to Previously Claimed AMT Credit	—	3.2	0.05	—	—	—	—	3.2	0.05
Remove Release of Natural Gas Safe Harbor UTP Benefit	—	—	—	—	(3.2)	(0.05)	—	(3.2)	(0.05)

2023 Non-GAAP	$124.2	$113.5	$1.89	$81.8	$83.8	$1.38	$205.9	$197.3	$3.27

Nine Months Ended September 30, 2022				Q4 2022			Full Year 2022
	Pre-tax Income	Net(1) Income	Diluted EPS(2)	Pre-tax Income	Net(1) Income	Diluted EPS(2)	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2022 Reported GAAP	$118.6	$116.3	$2.09	$63.8	$66.7	$1.16	$182.4	$183.0	$3.25

Non-GAAP Adjustments:
Remove impact of favorable weather	(6.6)	(4.9)	(0.08)	(2.3)	(1.7)	(0.03)	(8.9)	(6.6)	(0.11)
Remove impact of CREP penalty (non-tax deductible)	2.5	2.5	0.04	—	—	—	2.5	2.5	0.04

2022 Non-GAAP	$114.5	$113.9	$2.05	$61.5	$65.0	$1.13	$176.0	$178.9	$3.18

(1) Income tax benefit or expense calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to changes in the quarterly diluted share count, full year EPS may be +/- $0.01 different than the sum of the quarters.

Company Hosting Investor Webinar
NorthWestern will host an investor webinar on Thursday, February 15, 2024, at 3:00 p.m. Eastern time to review its financial results for the year ending December 31, 2023.

To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Energy - Delivering a Bright Future
NorthWestern Energy Group, Inc., doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term

NorthWestern Reports 2023 Financial Results
February 14, 2024

partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 775,300 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. Our operations in Montana and Yellowstone National Park are conducted through our subsidiary, NW Corp, and our operations in South Dakota and Nebraska are conducted through our subsidiary, NWE Public Service. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Reconciliation of Non-GAAP Items." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

NorthWestern Reports 2023 Financial Results
February 14, 2024

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, and wildfire damages in excess of liability insurance coverage, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2023 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                Media Contact:
Travis Meyer (605) 978-2967                Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com